Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) is entered into as of December 20, 2012, by and between Universal Truckload Services, Inc., by and on behalf of itself and its successor companies, affiliated companies, and assigns(hereinafter referred to collectively as “UTSI”), and Harold E. “Scott” Wolfe (“EMPLOYEE”), and the parties therefore agree as follows:

This Agreement amends and restates the Employment Agreement dated May 29, 2007, by and between Logistics Insight Corp and EMPLOYEE.

Subject to the terms and conditions contained in this Agreement and during the Term of this Agreement (as defined below), UTSI hereby employs EMPLOYEE in the position of Chief Executive Officer, with such duties and responsibilities as are commensurate with such office and may from time-to-time be assigned to EMPLOYEE by UTSI’s Board of Directors.

EMPLOYEE hereby accepts such employment as a full time employee, and while employed, shall devote his full business time, skills, energy and attention to the business of UTSI and its subsidiaries, shall perform his duties in a diligent, loyal, businesslike and efficient manner, all for the sole purpose of enhancing the business of UTSI, and its subsidiaries, and in a manner consistent with all UTSI policies, resolutions and directives from time to time stated or made by the Board of Directors. Moreover, EMPLOYEE shall perform such services and duties as are consistent with EMPLOYEE’s position, are necessary or appropriate for the operation and management of UTSI and its subsidiaries, and as are normally expected of persons appointed to executive positions in the business in which UTSI and its subsidiaries are engaged.

1.	Term of Employment

The initial term of EMPLOYEE’S employment under this Agreement commenced on May 29, 2007, and shall expire on December 31, 2014 (the “Term”).

2.	Compensation for Services

During the Initial Term, UTSI shall pay to EMPLOYEE annual base salary (“Base Salary”) as their Chief Executive Officer at the following rate:

Period	Base Salary as CEO
October 1, 2012 – September 30, 2013	$425,000
October 1, 2013 – December 31, 2014	$450,000

Base Salary shall be payable in equal installments pursuant to UTSI’S payroll system in effect from time to time, less all applicable taxes required to be withheld by UTSI pursuant to federal, state or local law.

UTSI may also pay to EMPLOYEE a bonus or other incentive compensation as approved by the Board of Directors or Compensation and Stock Option Committee of UTSI from time to time. Any existing or past bonus plans will not be impacted by this agreement. Where EMPLOYEE is covered by any other specific plans adopted by the Company (i.e. stock options, restricted stock grants, etc.) the terms of such plans shall govern such plans in the case of any contradiction between the terms of such plans and this agreement.

3.	Benefits

EMPLOYEE shall be entitled to fringe benefits provided by UTSI for its employees in the normal course of business and such other benefits as approved by the Board of Directors.

4.	Business Expenses

UTSI shall reimburse EMPLOYEE for all reasonable and necessary business expenses incurred by him in the performance of his duties hereunder with respect to travel, entertainment and other business expenses, subject to UTSI’s business expense policies in effect from time to time, including its procedures with respect to the manner of incurring, reporting and documenting such expenses.

5.	Proprietary Information

a. EMPLOYEE shall forever hold in the strictest confidence and not disclose to any person, firm, corporation or other entity any of UTSI’s Proprietary Information (as defined below) or any of UTSI’s Records (as defined below) except as such disclosure may be required in connection with EMPLOYEE’s work for UTSI and as expressly authorized by UTSI’s Board of Directors in writing.

b. For the purposes of this Agreement, the term “Proprietary Information” shall mean intercompany publications, unpublished works, plans, policies, computer and information systems, software and other information and knowledge relating or pertaining to the products, services, sales or other business of UTSI or its successor, affiliates and customers in any way which is of a confidential or proprietary nature, the prices it obtains or has obtained from the sale of its services, its manner of operation, its plans, processes or other data, contracts, information about contracts, contract forms, business applications, costs, profits, tax information, marketing information, advertising methods, customers, potential customers, brokers, potential brokers, employees, matters of a technical nature (including inventions, computer programs, concepts, developments, contributions, devices, discoveries, software and documentations, secret processes or machines, including any improvements thereto and know-how related thereto, and research projects, etc.), and other information not generally available to the public, without regard to whether all of the foregoing matters will be deemed confidential, material or important. Anything to the contrary notwithstanding, the parties hereto stipulate that any and all knowledge, data and information gathered by the EMPLOYEE through this Agreement, his employment with UTSI and the operation of the business of UTSI is deemed important, material or confidential, and gravely affects the effective and successful conduct of the business of UTSI and UTSI ‘s good will; could not without great expense and difficulty be obtained or duplicated by others who have not been able to acquire such information by virtue of employment with UTSI; and that any breach of the terms of this Section 6 shall be deemed a material breach of this Agreement.

c. EMPLOYEE agrees that all creative work, including without limitation, designs, drawings, specifications, techniques, models, processes and software prepared or originated by EMPLOYEE during or within the scope of employment whether or not subject to protection under the federal copyright or other law constitutes work made for hire all rights to which are owned by UTSI. Moreover, EMPLOYEE hereby assigns to UTSI all rights, title and interest whether by way of copyright, trade secret, patent or otherwise, and all such work whether or not subject to protection by copyright or other law.

d. Upon termination of employment with UTSI or at any other time requested by UTSI, EMPLOYEE shall immediately return to UTSI and not retain any copies of, any records, data, lists, plans, policies, publications, computer and information systems, files, diagrams and documentation, data, papers, drawings, memos, customer records, reports, correspondence, note books, service listing and any other business record of any kind or nature (including without limitation records in machine-readable or computer-readable forms) relating to Proprietary Information (“Records”).

6.	Covenant Not To Compete

a. As a material part of the consideration for this Agreement, EMPLOYEE agrees to the following covenants not to compete with UTSI, and with all of its affiliated companies listed in Exhibit A to this Agreement (“Affiliated Companies”) during his employment and for a one (1) year period following the termination of EMPLOYEE’s employment with UTSI for any reason. EMPLOYEE agrees not to work for any logistics company or contact customers for a period of one year. This restriction shall apply to all UTSI Customers and Customers of Affiliated Companies. EMPLOYEE further agrees not to solicit, retain, employ or accept business from any UTSI employees, agents or owner operators, or the employees, agents or owner operators of any Affiliated Companies for a period of one year. Anything contrary notwithstanding, this Section 6 shall survive after the termination or the earlier cancellation of this Agreement.

b. Both parties agree that the restrictions in this section are fair and reasonable in all respects including the length of time that they shall remain in effect and that UTSI’s employment of EMPLOYEE upon the terms and conditions of this Agreement is fully sufficient consideration for EMPLOYEE’s obligations under this section.

c. If any provisions of this section are ever held by a Court to be unreasonable, the parties agree that this section shall be enforced to the extent it is deemed to be reasonable.

7.	No Interference With Employment Relationships

EMPLOYEE agrees that he will not, either before or after termination of his employment with UTSI, encourage, solicit or otherwise attempt to persuade any other employee of UTSI to leave the employment of UTSI, regardless of the fact Employee recruited said individuals to UTSI and knew them from past relationships. In the event EMPLOYEE hires an employee of UTSI, UTSI shall be compensated at a fee equal to 30% of the employee’s first year’s gross compensation. This Section 7 also applies to employees of companies on Exhibit A.

8.	Equitable Relief And Remedies At Law

EMPLOYEE acknowledges that UTSI would suffer unique and irreparable injury in the event of a breach of the covenants contained in Sections 5, 6 and 7 of this Agreement, which breach could not be adequately compensated by the payment of damages alone. Accordingly in the event of any such breach by EMPLOYEE, EMPLOYEE agrees that this Agreement may be enforced by a decree of specific performance or an injunction without the necessity of posting a bond in addition to any remedies available at law, including damages arising out of or relating to a breach of those covenants, and that any remedy which UTSI might have at law would be inadequate by itself.

9.	Termination of Agreement

a. Without limitation of any other remedy available to UTSI, whether in law or in equity, EMPLOYEE’s employment relationship shall terminate immediately without any further liability of UTSI to EMPLOYEE, upon written notice from UTSI to EMPLOYEE, for just cause: conviction of a crime, moral turpitude, gross negligence in the performance of duties, intentional failure to perform duties, insubordination or dishonesty. In the event of EMPLOYEE’s termination pursuant to this Section 9(a), UTSI shall have no obligation to pay Base Salary, outstanding bonuses, and benefits beyond last day worked.

b. EMPLOYEE’s employment relationship shall terminate immediately upon death of EMPLOYEE. In the event of termination by EMPLOYEE’s death, his estate/trust (Exhibit B) shall be entitled to receive Base Salary, benefits and earned but unpaid bonuses/grants through the date of his death as they become due in the normal course of business.

c. EMPLOYEE agrees to submit to a medical examination at any time at UTSI’s request and expense. The medical examination will be related to EMPLOYEE’s job and consistent with the business necessity of UTSI. This Agreement may be terminated by UTSI immediately upon written notice to EMPLOYEE if the examination reveals that EMPLOYEE is unable to perform the essential functions of EMPLOYEE’S job even with a reasonable accommodation. The Agreement may also be terminated if, for a period of three (3) consecutive months, EMPLOYEE is unable to perform the essential functions of EMPLOYEE’s job even with a reasonable accommodation. Upon such termination due to medical disability, EMPLOYEE’s compensation shall be continued for twelve (12) months from the date of disability, or the end of the Agreement, whichever comes first. Thereafter, EMPLOYEE shall receive earned but unpaid bonuses/grants as they become due in the normal course of business.

d. Upon the determination by UTSI’s Board of Directors that the best interests of UTSI would be served, UTSI shall have the further right to terminate EMPLOYEE’s employment relationship immediately or at any time, at its option upon written notice to EMPLOYEE, without just cause. If EMPLOYEE is terminated pursuant to this Section 9(d), EMPLOYEE shall be entitled to receive only Base Salary and benefits and any earned but unpaid bonuses/grants for a period of twelve (12) months following such termination. These payments shall not constitute employment for purpose of Section 6.

e. Upon three months’ prior written notice to UTSI at any time, EMPLOYEE shall have the right to terminate his employment relationship with UTSI at his option. Upon receipt of such notice UTSI shall have the option to terminate EMPLOYEE’s employment relationship immediately upon written notice to EMPLOYEE. In the event of termination pursuant to this Section 9(e), EMPLOYEE shall be entitled to receive Base Salary and benefits only through the three month period following EMPLOYEE’s notice of termination. If such termination is due to health issues or retirement, EMPLOYEE will receive all earned but unpaid bonuses as they become due. The time period on the covenant not to compete shall commence at the end of the three (3) month period, and EMPLOYEE shall also be bound by the covenant not to compete during the three (3) month period. EMPLOYEE shall be liable for all costs and expenses incurred by UTSI for the failure to give three (3) months’ notice.

f. Upon termination of this Agreement by UTSI, EMPLOYEE shall, without a claim for compensation, provide UTSI with written resignations from any and all offices held by him in or at the request of UTSI, and in the event of his failure to do so, UTSI is hereby irrevocably authorized to be, or designated as EMPLOYEE’s attorney in fact, to act in his name and in his behalf to execute such resignations.

g. This Agreement shall terminate upon expiration of the Term unless otherwise agreed to by the parties in writing prior thereto.

10.	Exclusive Consulting Contract

Upon termination of EMPLOYEE’s employment with UTSI for any reason whatsoever, UTSI shall have the right at its option, to retain EMPLOYEE as an independent consultant under an exclusive consulting contract, for the performance by EMPLOYEE of such duties as may be reasonably assigned by UTSI consistent with the position of an independent consultant. The specific terms regarding the actual services to be performed, length of service, restrictions on competition and other contractual terms not set forth in this section, shall be mutually agreeable to EMPLOYEE and UTSI. Services as an independent contractor shall not constitute employment for purposes of Section 6.

11.	No Restriction on Performance of Services Contemplated by Agreement

EMPLOYEE represents and warrants to UTSI that: (i) he is under no contractual or other restriction which would give a third party a legal right to assert that he would not be legally permitted to perform the services contemplated by this Agreement; and (ii) by entering into this Agreement he has not breached, and by performing the services contemplated by this Agreement, he would not breach, any Agreement or duty relating to proprietary information of another person or entity.

12.	Confidentiality of Agreement

EMPLOYEE shall not disclose any of the terms of this Agreement to any person with the exception of his spouse or attorneys or as required by law, provided the spouse or attorneys agree to be bound by this Section.

13.	Severability

In case any one or more of the provisions hereof shall be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. To the extent possible, there shall be deemed substituted such other provision as will most nearly accomplish the intent of the parties, to the extent permitted by applicable law.

14.	Entire Agreement

This Agreement embodies all the representations, warranties, covenants and agreements of the parties in relation to the subject matter hereof, and no representations, warranties, covenants, understandings, or agreements, unless expressly set forth herein or in an instrument in writing signed by the party to be bound thereby which makes reference to this Agreement, shall be considered effective.

15.	No Rights in Third Parties

Nothing herein expressed or implied is intended to, or shall be construed to confer upon, or give to any person, firm or other entity other than the parties hereto any rights or remedies under this Agreement, except as provided in Section 17.

16.	Assignment

UTSI may assign its rights and delegate its responsibilities under this Agreement to any affiliated company or to any corporation which acquires all or substantially all of the operating assets of UTSI by merger, consolidation, dissolution, liquidation, combination, sale or transfer of assets or stock or otherwise. EMPLOYEE shall not be entitled to assign his rights or delegate his responsibilities under this Agreement to any person.

17.	Payment to Estate/Trust

No person, firm or entity shall have any right to receive any payments owing to EMPLOYEE hereunder, except that EMPLOYEE’s estate/trust as specified in Exhibit B shall be entitled to receive a final payment of installment of Base Salary for services rendered to UTSI through date of death, deferred executive bonus payouts/grants as they become due and reimbursement for any business expenses previously incurred by EMPLOYEE for which he would have been entitled to reimbursement hereunder.

18.	Amendment

No modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto.

19.	Survival of Covenants

Without limitation of any other provisions of this Agreement, all representations and warranties set forth in this Agreement and the covenants set forth in Sections 5, 6, 7, and 12 shall survive the termination of this Agreement for any reason for the maximum period permitted by law.

20.	Governing Law

This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Michigan. The parties agree that should any litigation arise out of, in connection with, or relating to this Agreement, such litigation will be commenced in the Circuit Court for Macomb County Michigan or in the United States District Court for the Eastern District of Michigan provided such court has subject matter jurisdiction. The parties specifically agree, however, that either of these courts has personal jurisdiction and venue.

21.	Notices.

Service of all notices under this Agreement must be given personally to the party involved at the address set forth below or at such other address as such party shall provide in writing from time to time.

COMPANY:	Matthew Moroun
12225 Stephens Road
Warren, MI 48089

EMPLOYEE:	Harold E. Wolfe
12755 E. Nine Mile Road
Warren, MI 48089

22.	Section Headings

The titles to the sections of this Agreement are for convenience of the parties only and shall not affect in any way the meaning or construction of any Section of this Agreement.

23.	Non-Waiver.

No covenant or condition of this Agreement may be waived except by the written consent of UTSI Board of Directors. Forbearance or indulgence by UTSI in any regard whatsoever shall not constitute a waiver of the covenants or conditions to be performed by EMPLOYEE to which the same may apply, and, until complete performance by EMPLOYEE of said covenant or condition, UTSI shall be entitled to invoke any remedy available to UTSI under this Agreement or by law or in equity, despite said forbearance or indulgence.

24.	Construction

Although this Agreement was drafted by UTSI the parties agree that it accurately reflects the intent and understanding of each party and should not be construed against UTSI if there is any dispute over the meaning or intent of any provisions.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

UNIVERSAL TRUCKLOAD SERVICES, INC.

/s/ Pete Dwyer	By:	/s/ Matthew T. Moroun
[Witness]

	Its:	Chairman

/s/ Pete Dwyer	/s/ H.E. Wolfe
[Witness]		EMPLOYEE

EXHIBIT A

1.	Central Transport, LLC

2.	LINC Logistics Company.

3.	P.A.M. Transport, Inc.

4.	Centra, Inc.

5.	This will include all entities under common ownership to the above companies and/or their successors.

Exhibit B

This exhibit names the legal trust that has been established for HAROLD E. WOLFE. The trust name is: HAROLD E. WORFE REVOCABLE LIVING TRUST, u/d/t March 2, 2004

Initialed